Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jeffrey B. Murphy, President and CEO or
Alfred L. LaTendresse, EVP and CFO
RTW, Inc.
(952) 893-0403
RTW, Inc. Reports Second Quarter Financial Results
Eighteenth Consecutive Profitable Quarter
—
     MINNEAPOLIS, MN — July 27, 2006 — RTW, Inc. (Nasdaq: RTWI), a leading provider of products and services to manage insured and self-insured workers’ compensation, disability and absence programs, today reported net income of $1.4 million, or $0.26 per diluted share for the second quarter ended June 30, 2006 compared to net income of $1.3 million, or $0.23 per diluted share for the second quarter of 2005.
     Premiums earned in the second quarter totaled $11.0 million, down 10.9 percent from $12.4 million for the same period in 2005. Premiums in force at quarter end totaled $51.7 million compared to $52.9 million on December 31, 2005 and $58.5 million at June 30, 2005. The decline in premiums earned and premiums in force was the result of RTW’s decision to forgo business that did not meet its underwriting profit expectations.
     “This was another excellent quarter for us in spite of the ongoing pressure in insurance pricing,” said Jeff Murphy, RTW’s President and CEO. “Competitors are pricing insurance policies well below what we believe are profitable rates and we are acting appropriately, writing only when we can get the right price. We are focused where we believe we can achieve significant growth and profit, writing service business through our AbsentiaSM service division.”
     Service revenue grew 86.4 percent to $1.8 million in the second quarter of 2006 versus $940,000 in the second quarter of 2005, reflecting RTW’s commitment to grow its service business, which provides significant opportunity while diversifying RTW’s operations.
     “We grew service revenue as planned during the quarter and further built our sales channel, focusing on larger customers who have a much longer sales cycle,” Murphy said. “We continue to manage open claims effectively and further reduced our liability for claim and claim settlement expenses during the quarter. We are positioning the company for the future and further demonstrated our commitment to maintain a strong bottom line and to increase shareholder value with our results during the quarter.”

Six Month Results and Option Expense Impact
     Net income for the six months ended June 30, 2006 totaled $2.5 million or $0.45 per diluted share versus $2.4 million or $0.42 per share for the comparable period in 2005. The 2006 second quarter and six month earnings include after-tax charges totaling $28,000 and $220,000, or $0.01 and $0.04 per diluted share, respectively, attributable to FAS 123R, “Share-Based Payment,” a new accounting pronouncement requiring the expensing of stock-based compensation. Excluding the FAS 123R expense, the company grew diluted income per share 17.4 percent in the second quarter and 16.7 percent year-to-date compared to similar periods in 2005.
     Premiums earned decreased 13.8 percent to $21.9 million for the six months ended June 30, 2006 compared to $25.4 million for the same period in 2005.
     Second quarter operating highlights include:
•	Movement to diversify operations. The company’s Absentia division has grown to more than $7.3 million in annualized service revenue at June 30, 2006. Further, growth in services stemming from the company’s ID15® and The RTW Solution® proprietary technologies enable it to expand its corporate footprint; and

•	Improvement in managing and closing claims. In the second quarter of 2006, RTW reduced unpaid claim and claim settlement expenses by $750,000, bringing the total for the six months to $1.6 million. RTW also recorded corresponding pre-tax decreases to claim and claim settlement expenses reflecting the improvement. This compares to $500,000 and $1.0 million reductions recorded for the same periods in 2005.
Further Operating Results Detail
     Total revenue decreased to $14.1 million for the quarter ended June 30, 2006 compared to $14.9 million for the same period in 2005, and to $27.8 million for the six months ended June 30, 2006, down from $29.6 million for the same period in 2005. For the quarter ended June 30, 2006, total revenue included investment income of $1.3 million compared to $1.1 million and realized investment gains of $445,000 for the same period in 2005. For the six months ended June 30, 2006, total revenue included investment income of $2.6 million compared to investment income of $2.2 million and realized investment gains of $580,000 for the same period in 2005.
     General and administrative expenses increased with the growth in service revenue. General and administrative expenses also include $34,000 and $232,000 for the three and six months ended June 30, 2006, respectively, related to the aforementioned expense for stock-based compensation.
Other Events
     The company resumed its share repurchase program in April 2006. During 2006, RTW has repurchased 96,000 shares of common stock under the repurchase program for a total purchase price of $1.0 million. Common shares repurchased to date under the program since 1998 total 491,000 at a total purchase price of $3.8 million. The company expects to repurchase shares during the remainder of the year.
     The company also announced on May 18, 2006 that A.M. Best Co. (Best), Oldwick, New Jersey, upgraded the financial strength rating of American Compensation Insurance Company (ACIC) to B++ (Very Good) from B+ (Very Good). Best also assigned an initial financial strength rating of B++ (Very Good) to Bloomington Compensation Insurance Company (BCIC), a wholly-owned subsidiary of ACIC. In addition, Best added a “positive outlook” to both ratings.
Third Quarter 2006 Outlook and Guidance
•	The company expects to sacrifice historical niche, top line insurance revenue in the third quarter to maintain acceptable levels of profitability in its insurance operations. This decrease will be partially offset by writing small accounts and new niche business under two new programs announced earlier this year. Premiums earned in the second quarter of 2006 were 10.9 percent under the second quarter of 2005. We expect to see a similar trend in the third quarter of 2006.

•	The company expects that third quarter 2006 service revenue will increase 37 to 44 percent over the third quarter of 2005.
Conference Call Information
     RTW will host a conference call on Thursday, July 27, 2006, at 9:00 a.m. CDT. To access the conference call, participants should dial 1-800-240-6709. A replay of the conference call will be available from July 27, 2006 through July 29, 2006 by calling 1-800-405-2236 or 1-303-590-3000 and entering the Passcode 11065078#. Forward looking and material information may be discussed during the conference call.
     The live audio broadcast of RTW’s quarterly conference call will be available online through a link at the company’s website at http://www.rtwi.com/investors/investors_main.htm. The online replay will be available for approximately ninety days.
About RTW, Inc.
     RTW, Inc., based in Minneapolis, Minnesota, provides disability and absence management services, primarily directed at workers’ compensation to: (i) employers insured through our wholly-owned insurance subsidiaries, American Compensation Insurance Company and Bloomington Compensation Insurance Company; (ii) self-insured employers on a fee-for-service basis; (iii) state assigned risk plans on a percent of premium basis; (iv) other insurance companies; and (v) agents and employers on a consulting basis, charging hourly fees. The company developed two proprietary systems to manage disability and absence: (i) ID15, designed to quickly identify those injured employees who are likely to become inappropriately dependent on disability system benefits, including workers’ compensation; and (ii) The RTW Solution, designed to lower employers’ disability costs and improve productivity by returning injured employees to work as soon as safely possible. The company supports these proprietary management systems with state-of-the-art technology and talented people dedicated to its vision of transforming people from absent or idle to present and productive. ACIC writes workers’ compensation insurance for employers primarily in Minnesota, Colorado and Michigan, but is growing in new markets including Florida and Iowa. BCIC offers workers’ compensation insurance to selected employers in Minnesota. In addition, through its AbsentiaSM division, RTW expanded non-insurance products and service offerings nationally. The company’s services are effective across many industries. RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.
Safe Harbor Statement
     Some of the statements made in this News Release, as well as statements made by us in periodic press releases and oral statements made by us to analysts and shareholders in the course of presentations about RTW, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The following important factors, among others, have affected and in the future could affect our actual results and could cause our actual financial performance to differ materially from that expressed in any forward-looking statement: (i) ACIC’s and BCIC’s ability to retain renewing policies and write new business with a B++ (Very Good, Secure) rating from A.M. Best; (ii) our ability to continue to extend our workers’ compensation and absence management services to self-insured employers and other alternative markets and to operate profitably in providing these services; (iii) our ability to expand our insurance solutions to new markets and write small accounts and select association business through ACIC; (iv) our ability to maintain or increase rates on insured products in the markets in which we remain or alternatively non-renew or turn away improperly priced business; (v) the ability of our reinsurers to honor their obligations to us; (vi) our ability to accurately predict claim development; (vii) our ability to provide ID15, The RTW Solution and other proprietary products and services to customers successfully; (viii) our ability to manage both our existing claims and new claims in an efficient and effective manner; (ix) our experience with claims frequency and severity; (x) medical inflation; (xi) competition and the regulatory environment in which we operate; (xii) general economic and business conditions; (xiii) our ability to obtain and retain reinsurance at a reasonable cost; (xiv) changes in workers’ compensation regulation by states, including changes in mandated benefits or insurance company regulation; (xv) interest rate changes;

and (xvi) other factors as noted in our filings with the Securities and Exchange Commission. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may affect our future performance.
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RTW, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in 000’s, except share and per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2006	2005	2006	2005
REVENUES:

Gross premiums earned	$13,193	$15,002	$26,181	$30,732
Premiums ceded to excess of loss treaties	(2,150)	(2,612)	(4,302)	(5,362)

Premiums earned	11,043	12,390	21,879	25,370
Investment income	1,324	1,108	2,629	2,162
Net realized investment gains	—	445	—	580
Service revenue	1,752	940	3,320	1,535

Total revenues	14,119	14,883	27,828	29,647

EXPENSES:

Claim and claim settlement expenses	7,323	8,518	14,482	17,418

Policy acquisition costs	1,298	1,542	2,560	2,967

General and administrative expenses	3,333	2,817	6,987	5,692

Total expenses	11,954	12,877	24,029	26,077

Income before income taxes	2,165	2,006	3,799	3,570

Income tax expense	731	685	1,311	1,200

Net income	$1,434	$1,321	$2,488	$2,370

Net income per share:
Basic	$0.27	$0.24	$0.46	$0.44

Diluted	$0.26	$0.23	$0.45	$0.42

Weighted average shares outstanding:
Basic	5,346,000	5,397,000	5,397,000	5,372,000

Diluted	5,536,000	5,655,000	5,582,000	5,641,000

RTW, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In 000’s)

	June 30,	December 31,
	2006	2005
	(Unaudited)	(Audited)
ASSETS

Available-for-sale investments, at market value	$104,058	$107,250
Cash and cash equivalents	21,384	21,914
Premiums receivable	2,391	3,382
Reinsurance recoverable:
On unpaid claim and claim settlement expenses	81,641	83,318
On paid claim and claim settlement expenses	859	751
Other assets	13,863	11,856

Total assets	$224,196	$228,471

LIABILITIES AND SHAREHOLDERS’ EQUITY

Unpaid claim and claim settlement expenses	$156,925	$160,141
Unearned premiums	8,330	8,341
Accrued expenses and other liabilities	8,552	9,411

Total liabilities	173,807	177,893

Shareholders’ equity	50,389	50,578

Total liabilities and shareholders’ equity	$224,196	$228,471